EXHIBIT 10.8

AFG HOLDINGS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of September 11, 2017 (the “Date of Grant”) by and between AFG Holdings, Inc., a Delaware corporation (the “Company”), and Curtis Samford (“Optionee”). As a condition precedent to the Company’s grant of the Option (as defined in Section 2 of this Agreement) to Optionee,

(i)    Optionee is executing and delivering a counterpart of the Stockholders Agreement between the Company and certain of its stockholders, dated June 8, 2017, as the same may be amended from time to time (the “Stockholders Agreement”) and thereby agrees to be bound by the Stockholders Agreement as a “Holder” thereunder, and (ii) Optionee has purchased a number of shares of common stock of the Company (“Common Stock”) with an aggregate value as of the Date of Grant of $499,995.

1. Certain Definitions. As used in this Agreement:

(a) “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

(b) “Change of Control” means (i) the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party or a group of independent third parties pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of the Company (or any surviving or resulting company) possessing the voting power to elect a majority of the Board of Directors (the “Board”) of the Company (or such surviving or resulting company) or (B) acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries (as determined on a consolidated basis), or (ii) the consummation of a transaction whereby any combination of Permitted Holders sells or transfers, whether in a single transaction or in a series of related transactions, to an independent third party or a group of independent third parties, pursuant to which such party or parties acquire equity interests of the Company representing, directly or indirectly, in the aggregate greater than 50% of the ordinary voting power represented by the issued and outstanding equity of the Company held by the Permitted Holders in the aggregate as of the date hereof.

(c) “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

(d) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(e) “Market Value per Share” means the fair market value of a share of Common Stock as determined by the Board in good faith by applying a reasonable valuation methodology and without applying a minority interest, lack of liquidity or other similar discount.

(f) “Net Equity Value” means, as of the date of a Change of Control, the Company’s equity value as determined by the Board, in its sole discretion, on the basis of amounts received by the Company’s stockholders in connection with the Change of Control, after the payment of all outstanding debt and expenses and assuming the exercise of all in-the- money options, warrants or other rights to purchase shares of Common Stock.

(g) “Permanent Disability” means that Optionee, because of accident, disability or physical or mental illness, is incapable of performing Optionee’s duties to the Company or any of its subsidiaries, as determined by the Board. Notwithstanding the foregoing, Optionee will be deemed to have become incapable of performing Optionee’s duties to the Company or any of its subsidiaries, if, and only if, Optionee is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(h) “Permitted Holders” means any Person (i) owning Equity Interests in the Company as of the date hereof and (ii) having appointed at least one member of the Board of the Company serving in such capacity as of the date hereof, and such Person’s Affiliates.

(i) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(j) “Qualifying Termination” means the termination of Optionee’s employment as a result of a Termination Without Cause, a Termination For Good Reason, or Optionee’s death or Permanent Disability.

(k) “Termination For Cause” means the termination by the Company or any of its subsidiaries of Optionee’s employment with the Company or any of its subsidiaries as a result of (i) the willful and continued failure of Optionee diligently to perform Optionee’s duties with the Company or any of its subsidiaries (other than any failure due to physical or mental incapacity) ten (10) days after written notice of such failure has been given to Optionee by the Company or any of its Affiliates, (ii) gross negligence or willful misconduct by Optionee which causes material injury, monetary or otherwise, to the Company or any of its Affiliates, (iii) Optionee’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts that has a substantial and adverse effect on Optionee’s qualifications or ability to perform Optionee’s duties, (iv) intentional action by Optionee which Optionee knows would not comply with the laws of the United States or any other jurisdiction applicable to Optionee’s actions on behalf of the Company or any of its subsidiaries, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the “FPCA”), as the FCPA may hereafter be amended, and/or its successor statutes, or (v) Optionee’s use of illegal drugs or habitual drunkenness.

(l) “Termination For Good Reason” means a termination by Optionee of Optionee’s employment with the Company or any of its subsidiaries in connection with or based upon and within ninety (90) days of one of the following events (occurring in the absence of Optionee’s signed written consent): (i) reduction of Optionee’s base salary or annual bonus percentage opportunity in such a manner so that Optionee will not be entitled to receive substantially the same base salary and annual bonus opportunity, other than as a result of a general across the board salary reduction applicable to all senior executives of the Company or any of its subsidiaries; (ii) relocation of Optionee’s primary place of work by more than fifty (50) miles; or (iii) any material diminution in Optionee’s duties, roles, title, reporting lines or responsibilities, which shall not include removal as a member of the Board or any similar governing body of any subsidiary of the Company, failure to be reelected as Chairman of the Board or any similar governing body of any subsidiary of the Company or failure to be reelected as a member of the Board or any similar governing body of any subsidiary of the Company, in each of cases (i) through (iii), which is not cured within thirty (30) days following the Company’s or the applicable subsidiary’s receipt of written notice from Optionee describing the event giving rise to such Termination For Good Reason, and provided that Optionee terminates employment within thirty (30) days after the end of such cure period.

(m) “Termination Without Cause” means the termination by the Company or any of its subsidiaries of Optionee’s employment with the Company or any of its subsidiaries for any reason other than a termination for Permanent Disability or a Termination For Cause.

(n) “Vested Option Shares” means the Option Shares with respect to which the Option has become exercisable.

(o) “Voluntary Termination” means Optionee’s termination of Optionee’s employment with the Company or any of its subsidiaries for any reason, other than a Termination For Good Reason.

2. Grant of Stock Option. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, the Company hereby grants to Optionee an option (the “Option”) to purchase 222,000 shares of Common Stock (the “Option Shares”). The Option may be exercised from time to time in accordance with the terms of this Agreement. The Option Shares may be purchased pursuant to this Option at a price of $45 per share, subject to adjustment as hereinafter provided (the “Option Price”). The Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code, or any successor provision thereto.

3. Term of Option. The term of the Option shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 7 hereof, shall expire ten (10) years from the Date of Grant.

4. Right to Exercise. Unless terminated as hereinafter provided, the Option shall be exercisable only as follows:

(a) The Option shall become exercisable with respect to 40% of the Option Shares (the “Time Vested Option Shares”) only as follows: The Option shall become exercisable with respect to 20% of the Time Vested Option Shares on each of the first five (5) anniversaries of the Date of Grant if Optionee remains in the continuous employ of the Company or any of its subsidiaries as of each such date; provided, however, that the Option shall become exercisable with respect to all of the Time Vested Option Shares upon the occurrence of a Change of Control, if Optionee remains in the continuous employ of the Company or any of its subsidiaries until the date of such Change of Control.

(b) The Option shall become exercisable with respect to the remaining 60% of the Option Shares (the “Performance Vested Option Shares”) only as follows:

(i) The Option shall become exercisable with respect to 25% of the Performance Vested Option Shares if (x) a Change of Control occurs, (y) Optionee remains an employee of the Company or any of its subsidiaries until the date of such Change of Control, and (z) the Net Equity Value as of the date of such Change of Control equals or exceeds $600,000,000.

(ii) The Option shall become exercisable with respect to an additional 25% of the Performance Vested Option Shares if (x) a Change of Control occurs, (y) Optionee remains an employee of the Company or any of its subsidiaries until the date of such Change of Control, and (z) the Net Equity Value as of the date of such Change of Control equals or exceeds $800,000,000.

(iii) The Option shall become exercisable with respect to an additional 25% of the Performance Vested Option Shares if (x) a Change of Control occurs, (y) Optionee remains an employee of the Company or any of its subsidiaries until the date of such Change of Control, and (z) the Net Equity Value as of the date of such Change of Control equals or exceeds $1,000,000,000.

(iv) The Option shall become exercisable with respect to the remaining 25% of the Performance Vested Option Shares if (x) a Change of Control occurs, (y) Optionee remains an employee of the Company or any of its subsidiaries until the date of such Change of Control, and (z) the Net Equity Value as of the date of such Change of Control equals or exceeds $1,200,000,000.

Notwithstanding the foregoing, if Optionee’s employment with the Company or any of its subsidiaries terminates on or following the second anniversary of the Date of Grant as a result of a Qualifying Termination, the Option shall become exercisable upon such Qualifying Termination with respect to a number of Performance Vested Option Shares in an amount equal to (I) the number of Performance Vested Option Shares that would have become exercisable, as determined by the Board, if a Change of Control had occurred on the date of such Qualifying Termination, multiplied by (II) a percentage equal to the percentage of Time Vested Option Shares that have become exercisable pursuant to Section 4(a) as of such Qualifying Termination.

(c) Optionee shall not be entitled to acquire a fraction of one Option Share pursuant to this Option. Optionee shall be entitled to the privileges of ownership with respect to Option Shares purchased and delivered to Optionee upon the exercise of all or part of this Option.

5. Option Nontransferable. Optionee may not transfer or assign all or any part of the Option other than by will or by the laws of descent and distribution. This Option may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision.

6. Notice of Exercise; Payment.

(a) To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Option Shares for which the Option is being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Option Shares being purchased pursuant to an exercise of the Option must be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or by wire transfer as directed by the Company. Notwithstanding the immediately preceding sentence, to the extent then exercisable, the Option may be exercised upon a Change of Control in whole or in part through a “cashless exercise” pursuant to which Optionee could satisfy all or a portion of the Option Price (but not the withholding tax) through the surrender of a portion of the Option Shares to be delivered in satisfaction of the Option Price, based on the then-current Market Value per Share.

(b) As soon as practicable upon the Company’s receipt of Optionee’s notice of exercise and payment, the Company shall direct the due issuance of the Option Shares so purchased.

(c) As a further condition precedent to the exercise of this Option in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

7. Termination of Agreement. The Agreement and the Option granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a) Ninety (90) days after Optionee’s Qualifying Termination or Voluntary Termination; provided, however, that it shall be a condition to the exercise of the Option in the event of Optionee’s death that the Person exercising the Option shall (i) have agreed in a form satisfactory to the Company to be bound by the provisions of this Agreement and the Stockholders Agreement and (ii) comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the shares of Common Stock and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable;

(b) The date of Optionee’s Termination For Cause; or

(c) Ten (10) years from the Date of Grant.

In the event that Optionee’s employment is terminated in the circumstances described in Section 7(b) hereof, this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement, and Optionee’s Option will cease to be exercisable to the extent exercisable as of such termination and will not be or become exercisable after such termination. Optionee shall be deemed to be an employee of the Company or any of its subsidiaries if on a leave of absence approved by the Board. Notwithstanding anything herein to the contrary, upon Optionee’s termination of employment for any reason, any Option Shares that have not vested and become exercisable as of the date of such termination shall expire and terminate. Any portion of the Option that does not become exercisable upon a Change of Control or a Qualifying Termination in accordance with Section 4(b) shall immediately terminate upon such Change of Control or Qualifying Termination.

8. Repurchase Rights. The Company shall have the following rights with respect to any shares of Common Stock beneficially owned by Optionee and any Option Shares held by Optionee:

(a) Qualifying Termination. Upon Optionee’s Qualifying Termination, the Company, at its election, shall have the option to require Optionee and each and every direct or indirect transferee of Optionee (each, a “Transferee”) to sell all (but not less than all) of (i) the shares of Common Stock beneficially owned by Optionee and Optionee’s Transferees, if any, at a price per share of Common Stock equal to the Market Value per Share and (ii) the Vested Option Shares held by Optionee at a price per Vested Option Share equal to the difference between the Market Value per Share subject thereto, minus the Option Price.

(b) Termination For Cause. Voluntary Termination and Violation of Restrictive Covenants. Upon Optionee’s Termination For Cause, Voluntary Termination or on the date on which Optionee violates (i) Optionee’s confidentiality obligations with respect to the Company’s or any of its subsidiaries’ confidential information, knowledge or data, or (ii) Optionee’s agreement to not engage in competition, if any, with the Company or any of its subsidiaries, the Company, at its election, shall have the option to require Optionee and Optionee’s Transferees, if any, to (x) sell all (but not less than all) of the shares of Common Stock beneficially owned by Optionee and Optionee’s Transferees, if any, at a price equal to the lesser of (I) the original price paid by Optionee to acquire such shares of Common Stock or (II) a price per share of Common Stock equal to the Market Value per Share and (y) surrender all Vested Option Shares held by Optionee without the payment of consideration therefor.

This Section 8 shall survive any termination of this Agreement. If Optionee objects to the Board’s determination of the Market Value per Share for purposes of this Section 8, the Company shall cause a nationally or regionally recognized valuation firm selected by the Company to review such determination, and such valuation firm’s determination of the Market Value per Share shall be binding on all parties for purposes of this Section 8. The cost associated with such review by such valuation firm shall be divided equally between the Company and Optionee. All amounts paid by the Company pursuant to this Section 8 may be paid, at the option of the Company, in cash, by a subordinated promissory note, or a combination thereof. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 8 will be subject to applicable restrictions contained in the General Corporation Law of the State of Delaware and in the Company’s and its subsidiaries’ debt and equity financing agreements. If the provisions of this Section 8 limit the Company’s repurchases pursuant to this Section 8, then the Company shall have the option to complete such repurchases when permitted.

9. No Employment Contract. Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any of its subsidiaries, or (b) limit or affect in any manner the right of the Company or any of its subsidiaries to terminate the employment or adjust the compensation of Optionee.

10. Taxes and Withholding. If the Company or any of its subsidiaries is required to withhold any federal, state, local or foreign tax in connection with the exercise of the Option, and the amounts available to the Company or such Subsidiary for such withholding are insufficient, it shall be a condition to the exercise of the Option that Optionee pay the tax or make provisions that are reasonably satisfactory to the Company for the payment thereof.

11. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Option shall not be exercisable if the exercise thereof would result in a violation of any such law.

12. Adjustments. The Board may, but is not obligated to, make or provide for such adjustments in the number of Option Shares covered by this Option, in the Option Price applicable to such Option, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of Optionee’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event or upon a Change of Control, the Board may, but shall not be obligated to, provide in substitution for this Option such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of this Option; provided, however, that if the Option Price is greater than the Market Value per Share as of the date of the consummation of a Change of Control, the Option shall immediately terminate upon such Change of Control.

13. Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its subsidiaries.

14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15. Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.

17. Governing Law. The inteipretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.

18. Notices. Any notice to the Company provided for herein shall be in writing to the Company, marked Attention: Corporate Secretary, and any notice to Optionee shall be addressed to said Optionee at Optionee’s address on file with the Company at the time of such notice. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class registered mail, postage and fees prepaid, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of the day and year first above written.

AFG HOLDINGS, INC.

By:	/s/ Thomas Giles
Name:	Thomas Giles
Title:	EVP and General Counsel

OPTIONEE

By:	/s/ Curtis Samford
Name:	Curtis Samford

[Signature Page to Option Agreement - Samford]